Exhibit 99.1

FOR IMMEDIATE RELEASE

Protective Announces Notice of Redemption

BIRMINGHAM, Alabama (February 23, 2015) — Protective Life Corporation (“Protective” or the “Company”) today announced that it has issued notice to redeem on March 25, 2015 (the “Redemption Date”) the entire $103,093,000 outstanding principal amount of the Company’s 6-1/8% Subordinated Debentures due 2034 (the “Debentures”), and that, as a result of such redemption and simultaneously therewith, PLC Capital Trust V will redeem all $100,000,000 in aggregate liquidation amount outstanding of its 6-1/8% Trust Originated Preferred SecuritiesSM (NYSE: PL PR B), CUSIP 69340Y208, and all $3,093,000 in aggregate liquidation amount outstanding of its 6-1/8% trust common securities at a redemption price equal to 100% of the liquidation amount of the securities ($25 per security), plus accumulated and unpaid distributions.

The Company intends to fund the redemption using funds from revolving credit facility.  The redemption of the 6-1/8% Trust Originated Preferred SecuritiesSM will be made only by means of a call notice by the trustee to holders of such securities in accordance with the terms of the declaration of trust under which securities were issued.  The 6-1/8% Trust Originated Preferred SecuritiesSM will no longer be outstanding after the Redemption Date, and other than the rights of holders to receive payment of the redemption amount of such securities, all rights with respect thereto will cease to accrue on the Redemption Date. Wilmington Trust Company will act as paying agent in respect of the 6-1/8% Trust Originated Preferred SecuritiesSM.

ABOUT PROTECTIVE

Protective Life Corporation is headquartered in Birmingham, Alabama. The Company provides financial services through the production, distribution and administration of insurance and investment products throughout the U.S. It has annual revenues of approximately $4.0 billion and as of December 31, 2013 had assets of approximately $68.8 billion. For more information on Protective, please visit www.Protective.com.

Forward-Looking Statements

This press release includes “forward-looking statements” that may express expectations of future events and results, including statements regarding the securities being redeemed, the redemption, the intended funding of the redemption and the expected timing of the completion of the proposed redemption. All statements that express expectations for and results of future events rather than historical facts are forward-looking statements that may involve certain risks and uncertainties. Protective cautions that a number of risks, uncertainties and other factors could cause the Company’s actual results or events in the future to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, disruptions in political or economic conditions generally, or in the Company’s industry; the occurrence of any event, change or other circumstances that could prevent the Company from making a draw under its revolving credit facility to pay the redemption price; the continued ability to comply with the terms of the indenture governing the debentures, the declaration of trust regarding the trust securities, and applicable laws and regulations; the effects of the Company’s indebtedness and its compliance with the terms thereof. Additional factors that may cause results or events to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 28, 2014, under the heading “Item 1A—Risk Factors and Cautionary Factors that May Affect Future Results,” and in subsequent reports on Forms 10-Q and 8-K filed with the SEC by the Company. The Company may elect to update these forward-looking statements at some point in the future; however, it specifically disclaims any obligation to do so.

Contact:

Eva T. Robertson

Vice President, Investor Relations

(205) 268-3912